Exhibit 99.1

Press Release

SEPRACOR ANNOUNCES THIRD QUARTER 2003
OPERATING RESULTS

MARLBOROUGH, Mass., Oct. 30, 2003 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the third quarter 2003.  For the three months ended September 30, 2003, Sepracor’s consolidated revenues were approximately $70.8 million, of which revenues from pharmaceutical product sales were approximately $53.1 million.  The net loss for the third quarter of 2003 was approximately $38.5 million, or $0.45 per share. These consolidated results compare with consolidated revenues of $55.1 million, of which revenues from pharmaceutical product sales were approximately $42.5 million, and a net loss of $23.6 million, or $0.28 per share, for the three months ended September 30, 2002.  Included in the net loss for the three months ended September 30, 2002, is a gain on the early extinguishment of debt of approximately $39.0 million, or $0.46 per share.

For the nine months ended September 30, 2003, Sepracor’s consolidated revenues were $231.7 million, of which revenues from pharmaceutical product sales were approximately $186.6 million, and the net loss was $102.0 million, or $1.21 per share. These consolidated results compare with consolidated revenues of $160.1 million, of which revenues from pharmaceutical product sales were approximately $124.7 million, and a net loss of $232.2 million, or $2.82 per share, for the nine months ended September 30, 2002.  Included in the net loss for the nine months ended September 30, 2002, is a gain on the early extinguishment of debt of approximately $39.0 million, or $0.47 per share.

As of September 30, 2003, Sepracor had approximately $358.5 million in cash, cash equivalents and short- and long-term investments.

Commercial Operations

XOPENEX® brand levalbuterol HCl — XOPENEX brand levalbuterol HCl inhalation solution is marketed through Sepracor’s 450-person sales force. XOPENEX is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.  Short-acting beta-agonists are the most-prescribed asthma therapy among primary care physicians and pediatricians in the U.S., according to IMS Health information.

ASTELIN® brand azelastine HCl — Through a co-promotion agreement with MedPointe Inc., Sepracor’s sales force details ASTELIN brand azelastine HCl, a nasal-spray antihistamine, to pulmonologists, allergists, pediatricians and primary care physicians in the U.S.  ASTELIN is the only antihistamine that has been approved by the U.S. Food and Drug Administration (FDA) for the treatment of symptoms of both seasonal allergic rhinitis in adults and children 5 years of age and older and non-allergic vasomotor rhinitis in adults and children 12 years of age and older.

ALLEGRA® brand fexofenadine HCl — Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in the U.S. and other countries where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).

CLARINEX® brand desloratadine — Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine.  CLARINEX was launched in the U.S. in January 2002 and is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL®/ XUSAL™ brand levocetirizine — Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold.  Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other E.U. Member States. A single isomer of ZYRTEC®, levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU in adults and children aged 6 years and older.

Sepracor NDA-Track Development Programs

ESTORRA™ brand eszopiclone — Sepracor submitted its New Drug Application (NDA) to the FDA for ESTORRA brand eszopiclone for the treatment of transient and chronic insomnia on January 31, 2003.  ESTORRA was studied at a 2 mg dosage strength for treatment of the elderly population and at a 3 mg dosage strength for treatment of adult subjects.  The FDA officially accepted the NDA for filing on April 1, 2003. On April 17, 2003, the FDA notified Sepracor that the Prescription Drug User Fee Act date for the ESTORRA NDA is November 30, 2003.

Phase III elderly patient data for ESTORRA for the treatment of insomnia was presented at the Eleventh International Congress of the International Psychogeriatric Association (IPA) in Chicago in August. In this 231-patient, multi-center, randomized, double-blind, placebo-controlled, parallel-group study, elderly patients were randomized to receive nightly treatment with eszopiclone 2 mg or placebo, for two weeks. Sleep efficacy endpoints in this study included sleep maintenance, as measured by wake-time after sleep onset (WASO), sleep onset, total sleep time (TST) and quality and depth of sleep. Safety endpoints were also evaluated in the study. In addition, several measures of next-day performance and quality of life were assessed, such as morning sleepiness, daytime alertness, ability to function, and number and duration of daytime naps.

In this study, eszopiclone 2 mg significantly improved sleep onset, WASO, total sleep time, sleep quality and depth of sleep compared to placebo (p<0.05). An additional finding in this study was that in the patients who took naps during the study (approximately 69% of placebo patients and 65% of eszopiclone 2 mg patients), eszopiclone 2 mg significantly reduced the number of naps and reduced the duration of daytime naps over the treatment period versus placebo (p<0.03 and p<0.005, respectively). Furthermore, patients treated with eszopiclone 2 mg reported significant improvements in daytime alertness (p<0.03) and sense of physical well-being (p<0.05). Results of this study also showed a trend toward significance in improved daytime ability to function and reduced morning sleepiness (p=0.06 for each comparison). Eszopiclone was well tolerated in the study. The most common adverse event was headache (15% in each treatment group), and somnolence (next-day drowsiness) was lower in the eszopiclone 2 mg group (4% compared with 9% for placebo patients).

In October, data from Sepracor’s six-month, Phase III, randomized, double-blind, placebo-controlled safety and efficacy study of ESTORRA for the treatment of chronic insomnia was published in the journal SLEEP, the official publication of the Associated Professional Sleep Societies.  This manuscript was deemed by the publishers of SLEEP to be of sufficient scientific importance and interest to the clinical and research community to warrant rapid peer review and publication. Results of this study demonstrated that nightly use of eszopiclone 3 mg resulted in statistically significant improvement compared with placebo on patient reported measures of sleep onset, sleep maintenance and sleep quality (p≤0.003).  In addition, patients treated with eszopiclone reported improved daytime alertness (p<0.0001), improved daytime functioning (p<0.0001), and improved sense of physical well-being (p≤0.002) versus placebo. These differences were apparent in the first week of treatment and were maintained throughout 6 months of double-blind treatment, with no decline in efficacy (i.e., no evidence of tolerance).  Additionally, eszopiclone was well tolerated over the treatment period.

According to the National Institutes of Health web site, insomnia affects more than 70 million Americans. Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.

According to the National Sleep Foundation (NSF) Sleep in America Poll 2003, 37 million older Americans suffer from frequent sleep problems that, if ignored, can complicate the treatment of several other medical conditions, from arthritis to diabetes, heart and lung disease and depression. This NSF poll shows that poor sleep among older adults often goes unnoticed by the medical community. Although the majority of older adults (67%) report frequent sleep problems, only about seven million elderly patients have been diagnosed.

The ESTORRA NDA contains a total of 24 clinical trials, which included more than 2,700 adult and elderly subjects, and more than 60 preclinical studies. A total of six randomized, placebo-controlled Phase III studies, including one with a positive control, for the treatment of chronic or transient insomnia were conducted in both adult and elderly patients and were part of the NDA package.

ESTORRA is the only non-benzodiazepine anti-insomnia agent that has completed a long-term, six-month, double-blind, placebo-controlled trial for safety and efficacy, and is currently under FDA review.

The U.S. market for prescription sleep products, not including off-label (not indicated for the treatment of insomnia) use of central nervous system agents for the treatment of insomnia, was approximately $1.5 billion in 2002. The U.S. prescription sleep agent market grew at a rate of almost 25 percent for the past two years, according to IMS Health information.

XOPENEX® MDI — Sepracor and 3M Drug Delivery Systems Division are collaborating under an agreement that includes scale-up and manufacturing for the XOPENEX hydrofluoroalkane (HFA) metered-dose inhaler (MDI).  The collaboration combines Sepracor’s short-acting beta-agonist, XOPENEX, and 3M’s expertise in manufacturing MDIs, the device most commonly used by patients for the treatment of asthma and chronic obstructive pulmonary disease (COPD).

Sepracor has completed its Phase III studies in both adults and children for the XOPENEX MDI.  Sepracor is in the process of reviewing data and preparing for an NDA submission for the XOPENEX MDI.  Sepracor’s MDI development program includes over 1,800 pediatric and adult subjects in 12 clinical studies, of which three are pivotal.

Arformoterol — Sepracor has completed more than 100 preclinical studies and has initiated or completed 15 clinical studies for arformoterol, formerly known as (R,R)-formoterol, inhalation solution for the treatment of bronchospasm in patients with COPD.  Sepracor is currently conducting two pivotal Phase III studies of arformoterol.

In Sepracor’s Phase II program, arformoterol demonstrated a significant improvement in FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second) immediately after dosing and duration of action of up to 24 hours.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD. The U.S. market for long-acting bronchodilators was approximately $2 billion in 2002, according to IMS Health information.

SOLTARA™ brand tecastemizole — Sepracor has conducted additional preclinical and clinical studies to support a possible amendment to the SOLTARA NDA.

The FDA issued a “not approvable” letter in March 2002 for Sepracor’s NDA for SOLTARA brand tecastemizole for the treatment of allergic rhinitis.  A “not approvable” letter is issued if the FDA believes that the application contains insufficient information for an approval action at that time. Sepracor included in the original NDA submitted to the FDA the results of 128 preclinical studies and 34 clinical studies, 7 of which were large-scale clinical studies.  The SOLTARA NDA included a patient database of more than 8,700 pediatric and adult subjects.

Upon evaluation of these additional preclinical and clinical studies, Sepracor will assess the data and determine if it is in a position to amend the SOLTARA NDA to seek marketing approval. There can be no assurance whether or when Sepracor will file an amendment or if the FDA will approve SOLTARA.

Corporate Update

On July 10, 2003, Sepracor redeemed its 7% Convertible Subordinated Debentures due December 15, 2005 (“7% Debentures”), pursuant to their terms at 103% of the principal amount, plus accrued but unpaid interest from June 15, 2003 to, but excluding, the redemption date. The total aggregate redemption price for the 7% Debentures was approximately $115.8 million, including approximately $0.5 million in accrued interest. The 7% Debentures redeemed by Sepracor represented all of the remaining outstanding 7% Debentures. In addition, Sepracor will not issue approximately 1,791,711 shares of Sepracor Common Stock that would have been issuable upon conversion of the redeemed 7% Debentures at a conversion rate of $62.4375 per share.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development and regulatory approval of Sepracor’s pharmaceuticals under development, including ESTORRA brand eszopiclone. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the timing and success of submission, acceptance and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s quarterly report on Form 10-Q for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release.  Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change.  However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Soltara and Estorra are trademarks and Xopenex is a registered trademark of Sepracor Inc. 3M is a trademark of 3M Company. Astelin is a registered trademark of Wallace Laboratories. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme.

For a copy of this release or any recent release,
visit http://www.prnewswire.com/comp/780960.html or www.sepracor.com.

In conjunction with this third quarter 2003 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on October 30, 2003 to review the results of operations for the third quarter 2003 and to provide an update on ESTORRA.  To participate via telephone, dial (612) 326-1011.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the Investor Information section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for approximately one week. To replay the call, dial (320) 365-3844, access code 701794. A replay of the webcast will be archived on the Sepracor web site in the Investor Information section, under “Multimedia”.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.
Condensded Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Revenues:

Product sales	$53,097	$42,530	$186,603	$124,657
Royalties and other	17,687	12,547	45,142	35,404
Total revenues	70,784	55,077	231,745	160,061

Cost of revenue	5,998	5,664	20,611	16,139

Gross margin	64,786	49,413	211,134	143,922

Operating expenses:
Research and development	40,703	60,144	142,141	182,580
Sales and marketing	42,462	32,919	114,960	111,437
General and administrative and patent costs	5,869	5,857	17,474	17,535
Total operating expenses	89,034	98,920	274,575	311,552

Loss from operations	(24,248)	(49,507)	(63,441)	(167,630)

Other income (expense):
Interest income	1,136	3,331	4,941	12,253
Interest expense	(11,909)	(15,691)	(39,220)	(50,037)
Other income (expense), net	2,037	(389)	2,028	(1,012)
Gain on early extinguishment of debt (A)		38,950		38,950
Loss on debt redemption (B)	(4,645)		(4,645)
Debt conversion expense (C)	—	—	—	(63,258)
Total other income (expense)	(13,381)	26,201	(36,896)	(63,104)

Equity in investee (loss)	(859)	(304)	(1,701)	(1,501)

Net loss	$(38,488)	$(23,610)	$(102,038)	$(232,235)

Basic and diluted net loss per common share	$(0.45)	$(0.28)	$(1.21)	$(2.82)

Shares used in computing basic and diluted net loss per common share:	84,783	84,110	84,534	82,456

(A)  Represents the net gain on the 2002 cash repurchase of Sepracor 7% convertible subordinated debentures due 2005.

(B)   Represents the loss on the redemption of the remaining outstanding $111.9 million face value of Sepracor 7% convertible subordinated debentures due 2005.

(C)   Represents non-cash inducement costs incurred from the exchange of convertible subordinated debt into shares of Sepracor common stock.

Sepracor Inc.

Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands)
	September 30,	December 31,
ASSETS	2003	2002

Cash, short and long-term investments	$358,530	$556,434
Accounts receivable, net	29,436	21,654
Inventory, net	7,127	7,960
Property, plant and equipment, net	67,888	72,522
Investment in affiliate	3,239	4,940
Other assets	57,612	63,603

Total assets	$523,832	$727,113

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$111,785	$121,001
Other liabilities	18,589	14,430
Debt payable	1,125	1,992
Convertible subordinated debt	870,000	981,870
Total stockholders’ equity (deficit)	(477,667)	(392,180)

Total liabilities and stockholders’ equity (deficit)	$523,832	$727,113